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                                                                     EXHIBIT 8.1


                     [HAYNES AND BOONE, LLP'S TAX OPINION]





July 16, 1998



EXCO Resources, Inc.
5735 Pineland Drive, Suite 235
Dallas, Texas 75231

Re:    Distribution by EXCO Resources, Inc. of Rights to Purchase Common Stock

Ladies and Gentlemen:

We have acted as counsel to EXCO Resources, Inc. (the "Company") in connection with the distribution to holders of its common stock (the "Existing Shareholders") of rights to purchase common stock, par value $.02 per share (the "Rights"), of the Company (the "Rights Offering").


You have requested our opinion as to the material United States federal income tax consequences of the Rights Offering. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-3 as amended on Form S-2, filed with the Securities and Exchange Commission on July 16, 1998 (other than the disclosure described in the Section titled "Material Federal Income Tax Considerations" of such Registration Statement) (the "Registration Statement"), and such other documents as we deemed necessary.


On the basis of the foregoing, it is our opinion that the distribution of the Rights to the Existing Shareholders should not be a taxable transaction, although the matter is not free from doubt.

The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions, and other applicable authorities. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS. We express no opinion concerning any United States federal income tax consequences of the Rights Offering except as expressly set forth above.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the summarization of this opinion under the section titled "Material Federal Income Tax Considerations" in the Registration Statement.


Very truly yours,



/s/ HAYNES AND BOONE, LLP
Haynes and Boone, LLP